FOR IMMEDIATE RELEASE

Contact: Pete Buzy
Chief Financial Officer
(410) 740-0081

Martek Lowers FY ‘05 Revenue and Earnings Estimates;
Slower Short-term Rate of International Expansion by Customers;
Achieves Production Improvements

COLUMBIA, MD, April 27, 2005 – Martek Biosciences Corporation (NASDAQ: MATK) today provided an update of its earnings estimates and production plan for fiscal year 2005.

Martek’s second quarter revenues should be approximately $55 million, the high end of our previous estimate. Earnings are also expected to be within our estimate of $3.4 million to $3.6 million for the second quarter.

Although Martek will be able to take its customers off allocation during the third quarter, we anticipate a decrease in third quarter sales primarily due to reduced customer demand caused by the build up of inventory by large customers during the past several quarters to protect themselves from supply shortages. We were only recently made aware of the extent of this inventory build up. We do not believe that the decrease in sales is an indication of reduced demand at the consumer level, which we believe continues to grow. We also anticipate unforeseen delays in our customers’ international expansion plans in part due to our previous inability to supply customers on a consistent basis, and delays in plans for complete conversion of the U.S. market to formulas containing our oils.

Therefore, we are revising our estimate of third quarter revenues to $38 million to $42 million, fourth quarter revenues to $61 million to $76 million and fiscal year 2005 revenues to $220 million to $240 million. We anticipate our earnings will be materially lower than the current estimate and will provide details during Martek’s second quarter earnings release planned for the week of June 6, 2005.

Martek’s combined annual production capacity of ARA and DHA as of May is estimated to be between $380 million to $400 million, in line with our plan to have $500 million of annualized capacity in place during the second half of the year, thereby ending a supply shortage that has existed for the past two years. A tremendous amount of progress has been made in the production of ARA since the early March supply gap. Plant expansions as well as productivity improvements for both DHA and ARA have contributed to resolving the production shortfall that previously existed.

Martek will begin to build a finished goods inventory of ARA in the third quarter, which along with our finished goods inventory of DHA, has enabled us to assure our customers that we will have sufficient inventory to protect from product shortages and will enable us to meet market demand. This facilitates further customer expansion into international markets and further conversion of the U.S. infant formula market.

Infant Formula Outlook

Martek continues to believe that its worldwide infant formula market opportunity alone is in excess of $400 million. Now that we will have available product in the third quarter, we are in active discussions with several of our largest customers about complete U.S. conversions and further international expansion. Although our customers plan to launch in new countries, such launches are subject to the development and execution of plans for regulatory approval, infant formula production, distribution, economic considerations and marketing.

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the topics covered by this press release on Thursday, April 28, 2005 at 8:00 a.m. EST by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on May 12, 2005.

This press release contains forward-looking statements concerning, among other things: (1) expectations regarding future revenues and earnings, product introductions, growth in product sales, production expansion and annualized capacity; (2) expectations regarding sales to infant formula licensees and future U.S. conversions and overseas launches by these licensees; (3) expectations regarding finished goods inventory and avoidance of future product shortages; (4) expectations regarding demand at the consumer level. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitations those factors set forth in Exhibit 99.1 to the Company’s Form 10-Q for the fiscal quarter ended January 31, 2005 and from time to time in the Company’s filings with the Securities and Exchange Commission.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

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